Exhibit (4)(i)

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of February 1, 1999 among 360 Communications Company, a Delaware corporation (“360”), ALLTEL Corporation, a Delaware corporation (“ALLTEL”), and Citibank, N.A. as trustee (the “Trustee”).

WHEREAS, 360 has executed and delivered to the Trustee an Indenture (the “1997 Indenture”), dated as of March 1, 1997, providing for the issuance from time to time of Securities;

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of March 16, 1998 among 360, ALLTEL and Pinnacle Merger Sub, Inc., 360 became a wholly owned subsidiary of ALLTEL Corporation effective as of July 1, 1998 (the “Merger”);

WHEREAS, the Merger complies with the provisions of Section 1101 of the 1997 Indenture;

WHEREAS, Section 1201 of the Indenture permits 360 and the Trustee to amend the Indenture without the consent of any Holder for the purposes of changing any provision of the Indenture and adding any new provision to the Indenture which, in each case, do not adversely affect the interests of the Holders of Securities of any series or Tranche in any material respect;

WHEREAS, 360 proposes in and by this First Supplemental Indenture to supplement and amend the 1997 Indenture in certain respects as it applies to the Securities issued thereunder;

WHEREAS, ALLTEL desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of 360 under the 1997 Indenture and the Securities, and the full and punctual performance within applicable grace periods of all other obligations of 360 under the 1997 Indenture; and

WHEREAS, 360 and ALLTEL have requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make the guarantee provided for herein the valid obligation of ALLTEL and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, 360, ALLTEL and the Trustee hereby agree that the following Sections of this First Supplemental Indenture supplement the 1997 Indenture with respect to Securities issued thereunder:

SECTION 1.  Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the 1997 Indenture.

SECTION 2.   The Guarantee.

(a)          ALLTEL irrevocably and unconditionally guarantees (the “Guarantee”), to each Holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of 360 under the 1997 Indenture and the Securities, and (ii) the full and punctual performance within applicable grace periods of all other obligations of 360 under the 1997 Indenture and the Securities.

(b)          ALLTEL further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)          The obligation of ALLTEL to make any payment hereunder may be satisfied by causing 360 to make such payment.

SECTION 3.   Reports by ALLTEL.   Section 1504 of the 1997 Indenture is amended and restated in its entirety as follows:

ALLTEL shall:

(a)        file with the Trustee, within 45 days after ALLTEL is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which ALLTEL may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if ALLTEL is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on an national securities exchange as may be prescribed from time to time in such rules and regulations;

(b)        file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, document and reports with respect to compliance by ALLTEL with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(c)        transmit, within 30 days after the filing thereof with the Trustee, to the Holders, in the manner and to the extent provided in Section 1503(c) with respect to reports pursuant to Section 1503(a), such summaries of any information, documents and reports required to be filed by ALLTEL pursuant to paragraphs (a) and (b) of this Section as may be required by rules and regulations prescribed from time to time by the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein, including ALLTEL’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.   Termination of 360 Reports.   The provisions of this First Supplemental Indenture are intended to, and shall have the effect of, terminating any obligation of 360 arising under the 1997 Indenture to prepare and/or file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on an national securities exchange as may be prescribed from time to time in such rules and regulations, as well as any additional information, document and reports with respect to compliance by 360 with the conditions and covenants of the 1997 Indenture as may be required from time to time by such rules and regulations.

SECTION 5.   Financial Information.   ALLTEL shall provide in the notes to its financial statements summarized financial information with respect to 360 pursuant to Rule l-02(bb) of Regulation S-X during any period in which 360 would be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

SECTION 6.   Concerning the Trustee.   The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture.

SECTION 7.   Indenture Confirmed.   This First Supplemental Indenture shall be construed as supplemental to the 1997 Indenture and shall form a part of it, and the 1997 Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

SECTION 8.   Governing Law.   This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State without reference to principles of conflicts of laws.

SECTION 9.   Counterparts.   This First Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

SECTION 10.  Headings.   The headings of this First Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 11.  Separability.   In case any one or more of the provisions contained in this First Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Securities, but this First

Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein,

SECTION 12.  Benefits of Indenture.   Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto, their successors hereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

360 COMMUNICATIONS COMPANY

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	Sr. VP Finance

ALLTEL CORPORATION

By:	/s/ Dennis J. Ferra
Name:	Dennis J. Ferra
Title:	SVP CFO

CITIBANK, N.A., AS TRUSTEE

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President